Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Form S-8 Nos. 333-121457 and 333-156465 and Registration Statement Form S-3 No. 333-143163 of Epoch Holding Corporation (“the Company”), of our report dated September 10, 2012, relating to the financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Epoch Holding Corporation for the year ended June 30, 2012.

CF & Co., L.L.P.

Dallas, Texas

September 10, 2012